Exhibit 5.2

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com morrison & foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

August 25, 2015

Mobileye N.V.
Har Hotzvim, 13 Hartom Street

P.O. Box 45157

Jerusalem 97775, Israel

Ladies and Gentlemen:

We have acted as United States counsel to Mobileye N.V. (the “Company”), a Dutch limited liability company, in connection with the preparation and filing of the registration statement on Form F-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 25, 2015 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to (i) the offer and sale by the Company from time to time of the Company’s ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), and debt securities (the “Debt Securities” and together with the Ordinary Shares, the “Securities”), and (ii) the offer and sale by certain selling shareholders from time to time of Ordinary Shares. The Securities being registered under the Registration Statement will be offered by the Company on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. This opinion is furnished in connection with the Registration Statement.

The Debt Securities are to be issued from time to time pursuant to one or more indentures that the Company will enter into with a national banking association or other eligible party named therein, as trustee, as amended or supplemented (each, an “Indenture”).

August 25, 2015

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement, including the form of senior indenture filed as an exhibit thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)        the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)       limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)      our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Registration Statement has become effective under the Securities Act, when the terms of the Debt Securities to be issued under the applicable Indenture described above and of their issuance and sale have been duly established in conformity with such Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in Prospectus and the applicable supplement to the Prospectus, and if all the foregoing actions are taken pursuant to the authority granted in the resolutions of the Board of Directors of the Company, the Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

In rendering the opinion expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will

August 25, 2015

be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Debt Securities will conform, where applicable, to the respective forms thereof that have been filed as exhibits to the Registration Statement and the terms of all Debt Securities will conform in all material respects to the respective descriptions thereof in the Prospectus which is part of the Registration Statement (the “Prospectus”), (iv) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, and (v) the Company will authorize the offering and issuance of the Debt Securities and will authorize, execute and deliver the applicable Indenture, with any amendments or supplemental indentures thereto and any other document contemplated thereby, or any other document contemplated by the Registration Statement, as applicable, and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof. For the purposes of our opinion, we have assumed that (i) the Company has been duly incorporated and is validly existing as a limited liability company organized under the laws of The Netherlands, (ii) the applicable Indenture, prior to the issuance of any Debt Securities thereunder, will have been duly authorized, executed and delivered in accordance with the laws of The Netherlands and (iii) at or prior to their issuance, the Debt Securities will have been duly authorized, executed and delivered in accordance with the laws of The Netherlands.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP